AMENDMENT TO THE
PROFESSIONALLY MANAGED PORTFOLIOS
FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT dated as of the 1st day of March, 2012, to the Fund Administration Servicing Agreement, dated as of June 22, 2006, as amended, (the “Agreement”), is entered into by and between Professionally Managed Portfolios, a Massachusetts business trust (the “Trust”) on behalf of its separate series, the Muzinich funds listed on Exhibit X attached hereto (as amended from time to time) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into an Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add funds; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit X to the Agreement is hereby added and attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PROFESSIONALLY MANAGED PORTFOLIOS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Eric W. Falkeis	By: /s/ Michael R. McVoy
Name: Eric W. Falkeis	Name: Michael R. McVoy
Title: President	Title: Executive Vice President

Exhibit X to the
Professionally Managed Portfolios Fund Administration Servicing Agreement

Name of Series	Date Added
Muzinich Short Duration High Yield Corporate Debt Fund	on or after March 1, 2012
Muzinich U.S. High Yield Corporate Bund Fund	on or after March 1, 2012
Muzinich Credit Opportunities Fund	on or after March 1, 2012
Muzinich High Income Floating Rate Fund	on or after March 1, 2012

FUND ACCOUNTING, FUND ADMINISTRATION & PORTFOLIO COMPLIANCE, AND CHIEF COMPLIANCE OFFICER (CCO) SERVICES FEE SCHEDULE at March, 2012
Annual Fee Based Upon Average Net Assets Per Fund*
        [  ] basis points on the first $[  ] million
        [  ] basis points on the next $[  ] million
        [  ] basis points on the balance
Minimum annual fee:  $[  ] per fund

▪ Additional fee of $[  ] for each additional class
▪ Additional fee of $[  ] per manager/sub-advisor per fund
Services Included in Annual Fee Per Fund
▪ Daily Performance Reporting
▪ Advisor Information Source Web Portal
▪ USBFS Legal Administration (e.g., registration statement update)

CCO Annual Fees (Per Advisor Relationship/Fund)*
▪ $[  ] /fund (subject to change based on Board review and approval)
▪ $[  ] / sub-advisor per fund

Out-Of-Pocket Expenses
Including but not limited to pricing services, corporate action services, fair value pricing services, factor services, customized reporting, third-party data provider costs (including GICS, MSCI, etc), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, conversion expenses (if necessary), and CCO team travel related costs to perform due diligence reviews at advisor or sub-advisor facilities.
Additional Services
Available but not included above are the following services – Daily compliance testing (Charles River), Section 15(c) reporting, equity attribution, electronic Board book portal (BookMark), and additional services mutually agreed upon.

*Subject to annual CPI increase, Milwaukee MSA.
Fees are billed monthly.

Advisor’s Signature below acknowledges approval of the fee schedules above and on page 3.
MUZINICH & CO., INC.
By:_______________________________

Name:____________________________

Title:_____________________________   Date:__________________________

Exhibit X (continued) to the
Professionally Managed Portfolios Fund Administration Servicing Agreement
FUND ADMINISTRATION & COMPLIANCE PORTFOLIO SERVICES SUPPLEMENTAL SERVICES - FEE SCHEDULE at March, 2012
Annual Legal Administration (INCLUDED IN ANNUAL FEE)
Add the following for legal administration services in support of external legal counsel, including annual registration statement update and drafting of supplements:
▪	$[ ] additional minimum

Additional Services (NOT INCLUDED IN ANNUAL FEE)
▪	New fund launch – as negotiated based upon specific requirements
▪	Subsequent new fund launch – $[ ] /project
▪	Subsequent new share class launch – $[ ] /project
▪	Multi-managed funds – as negotiated based upon specific requirements
▪	Proxy – as negotiated based upon specific requirements

Daily Compliance Services (Charles River)
▪	Base fee – $[ ] /fund per year
▪	Setup – $[ ] /fund group
▪	Data Feed – $[ ] /security per month

Section 15(c) Reporting
▪	$[ ] /fund per report – first class
▪	$[ ] /additional class report

Equity Attribution (Morningstar Direct)
▪	$[ ] first user
▪	$[ ] second user
▪	$[ ] thereafter

BookMark Electronic Board Book Portal
▪	USBFS will establish a central, secure portal for Board materials using a unique client board URL.
▪	Your Fund Administrator will load/maintain all fund board book data for the main fund board meetings and meetings.
▪	Features password-protected, encrypted servers with automatic failover.
▪	Training and ongoing system support.
▪	Accessible from your smart phone or iPad.
▪	Allows multiple users to access materials concurrently.
▪	Searchable archive.
▪	Ability to make personal comments.

Annual Fee
▪	$[ ] /year (includes [ ] external users)

Daily Pre- and Post-Tax Performance Reporting (INCLUDED IN ANNUAL FEE)
▪	Performance Service – $[ ] /CUSIP per month
▪	Setup – $[ ] /CUSIP
▪	Conversion – quoted separately
▪	FTP Delivery – $[ ] setup /FTP site